Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

SIGNA SPORTS UNITED N.V.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee

Equity	Ordinary shares, nominal value of €0.12 per share that may be issued under the SIGNA Sports United N.V. Long-Term Incentive Plan	Rule 457(c)	349,839,180(2)	$6.26	$2,189,993,266.80	.0000927	$203,012.38

Total Offering Amounts					$2,189,993,266.80		$203,012.38

Total Fee Offsets(4)							—

Net Fee Due							$203,012.38

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the Registrant is also registering an indeterminate number of additional Ordinary Shares (as defined herein) that may become issuable to prevent dilution from any stock dividend, stock split, recapitalization or other similar transactions that could affect the securities to be issued by the Registrant, and the Ordinary Shares set forth in this table shall be adjusted to include such shares, as applicable.

(2)	Consists of 349,839,180 Ordinary Shares issuable under SIGNA Sports United N.V. Long-Term Incentive Plan.
(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act. The offering price per share and aggregate offering price are based upon the average of the high and low prices per share of the registrant’s ordinary shares, as reported on The New York Stock Exchange, on 9, 2022, a date within five business days prior to the filing of this registration statement.

(4)	The Registrant does not have any fee offsets.